SECOND AMENDMENT
TO
AMENDED AND RESTATED LOAN AGREEMENT

        THIS SECOND AMENDMENT TO AMENDED AND RESTATED LOAN AGREEMENT (this “Second Amendment”) is entered into as of the 22nd day of April, 2009, by and between FARO TECHNOLOGIES, INC., a Florida corporation (“Borrower”), and SUNTRUST BANK, a Georgia banking corporation (“Bank”) for the purpose of amending the Amended and Restated Loan Agreement dated as of July 11, 2006, between Borrower and Bank, amended by the First Amendment to Amended and Restated Loan Agreement dated as of November 21, 2008 (such Amended and Restated Loan Agreement as so amended being referred to herein as the “Original Agreement”).

W I T N E S S E T H:

        WHEREAS, Borrower and Bank desire to agree to certain modifications to the terms of the Original Agreement as set forth in this Second Amendment;

        NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto hereby agree as follows:

    1.        Definitions.

    (a)        Added Definitions. The following new defined terms are hereby added to Section 1.01 of the Original Agreement.

“Applicable Margin” shall mean, at any date of calculation, the percentage corresponding to the applicable Senior Funded Debt to Consolidated EBITDA Ratio as reported for the most recently concluded fiscal quarter of Borrower with respect to which Borrower has been required to report pursuant to Sections 5.12(a), 512(b), or 5.12(k) of this Agreement, as follows:

Senior Funded Debt to Consolidated EBITDA Ratio	Applicable Margin

> 1.50:1.00	2.50%

<1.50:1.00 and > 0.75:1.00	2.375%

< 0.75:1.00	2.25%

The Applicable Margin determined with respect to each fiscal quarter of Borrower shall apply from the date after the end of such fiscal quarter when the same is determined until the date after the end of the next succeeding fiscal quarter of Borrower when the Applicable Margin is determined with respect to such next succeeding fiscal quarter of Borrower.

“Second Amendment Date” shall mean April 22, 2009.

“Senior Funded Debt to Consolidated EBITDA Ratio” shall mean, with respect to any fiscal quarter of Borrower, the ratio of the Senior Funded Debt to the Consolidated EBITDA for the rolling period of four fiscal quarters ending with such fiscal quarter.

“Tangible Net Worth” shall mean, at any date of calculation, (a) the consolidated shareholders’ equity of Borrower and its Subsidiaries determined in accordance with GAAP, minus (b) the items treated as intangible assets under GAAP.

    (b)        Changed Definitions. The definitions of the following terms heretofore defined in the Original Agreement are hereby amended to read in their entirety as follows:

“Agreement” shall mean the Amended and Restated Loan Agreement dated as of July 11, 2006, between Borrower and Bank, as amended by the First Amendment to Amended and Restated Loan Agreement dated as of November 21, 2008 and the Second Amendment to Amended and Restated Loan Agreement dated as of April 22, 2009.

“Letter of Credit Sublimit” shall mean an aggregate amount not to exceed $2,000,000, as such amount may be reduced from time to time in accordance with the provisions hereof.

“Loan Documents” shall mean this Agreement, the Note, the Intercompany Subordination Agreement, the Letter of Credit Documents, the Security Agreement, the Pledge Agreement, the Tax Indemnity Agreement, the Lockbox Account Agreement, the Reaffirmation Agreement dated as of July 11, 2006 and the First Amended Reaffirmation of Loan Documents dated as of the Second Amendment Date, any Hedge Agreement entered into by and between Borrower and Bank with respect to the Loans, and all other agreements, instruments, and documents executed in connection with any of the foregoing, now or hereafter evidencing, securing, guaranteeing or otherwise relating to the Obligations or the Collateral.

“Maturity Date” shall mean the earlier to occur of (a) demand for full payment of the Obligations by Bank following the occurrence and continuation of an Event of Default under this Agreement or any other Loan Document (in the case of any Event of Default, subject to any applicable cure periods provided therein), or (b) March 31, 2012.

    (c)        Deleted Definitions. The definition of “Current Ratio” is hereby deleted from the Agreement.

    2.        Amendment to Section 2.04 of the Original Agreement. Section 2.04 of the Original Agreement is hereby amended to read in its entirety as follows:

Section 2.04 Fees. Borrower shall pay to Bank the following fees and charges, which fees shall be non-refundable and fully earned when paid (irrespective of whether this Agreement is terminated thereafter):

    (a)        Commitment Fee. At or before the Second Amendment Date, Borrower shall pay Bank in respect of the Revolving Loan Commitment a commitment fee in the amount of 0.375% of the Revolving Loan Commitment (i.e. $112,500).

    (b)        Unused Line Fee. On the Business Day next following the last day of each fiscal quarter of Borrower, an unused line fee in an amount equal to 0.25% per annum (calculated on the basis of a three hundred sixty (360) day year for the actual number of days elapsed) times the difference between (i) the Revolving Loan Commitment, and (ii) the average Daily Balance of the Loans that were outstanding under the Revolving Loan Commitment during such immediately preceding fiscal quarter of Borrower.

    (c)        Letter of Credit Fees. For each Letter of Credit issued by Bank hereunder, Borrower shall pay to Bank, (i) on demand, Bank’s standard fees in effect at such time for the issuance of such Letter of Credit or incurrence of such fee or expense in connection with such Letter of Credit (including, without limitation, any issuance, renewal, conversion, or drawing fees), and (ii) on the Business Day next following the last day of each fiscal quarter of Borrower, an additional letter of credit fee equal fee in an amount (calculated on the basis of a three hundred sixty (360) day year for the actual number of days elapsed) equal to the Applicable Margin times the average undrawn amount (determined as of the end of each day) of all Letters of Credit outstanding during such immediately preceding fiscal quarter of Borrower (the “Letter of Credit Fees”).

    (d)        Credit Card Funding Fee. Borrower shall pay to Bank, on demand, its standard credit card fees for funding and services similar to those that Bank is providing Borrower under the Credit Card Funding Commitment (the “Credit Card Fees”).

    3.        Amendment to Section 2.05(a) of the Original Agreement. Section 2.05(a) of the Original Agreement is hereby amended to read in its entirety as follows:

    (a)        Revolving Loans. From the Closing Date through the day immediately preceding the Second Amendment Date, Borrower shall pay interest to Bank on the unpaid principal amount of the Revolving Loans (including Revolving Loans resulting from any drawing on a Letter of Credit) at a rate per annum equal to the Adjusted LIBOR rate, plus 1.75%. From the Second Amendment Date through the Maturity Date, Borrower shall pay interest to Bank on the unpaid principal amount of the Revolving Loans (including Revolving Loans resulting from any drawing on a Letter of Credit) at a rate per annum equal to the Adjusted LIBOR rate, plus the Applicable Margin.

    4.        Amendment to Section 3.01(g) of the Original Agreement. Section 3.01(g) of the Original Agreement is hereby amended to read in its entirety as follows:

(g) No Material Adverse Effect. No event or circumstance shall have occurred or exist since December 31, 2008 that would have a Material Adverse Effect.

    5.        Amendment to Section 5.12(j) of the Original Agreement and Addition of New Section 5.12(k) to the Original Agreement. Section 5.12(j) of the Original Agreement is hereby amended and a new Section 5.12(k) is hereby added to the Original Agreement, so that such Sections 5.12(j) and 5.12(k) shall read in their entirety as follows:

(j) General Information. Such other information respecting the condition or operations, financial or otherwise, of Borrower as Bank may from time to time reasonably request; and

    (k)        Chief Financial Officer’s Certificates. Concurrently with the delivery of the financial reports referred to in Sections 5.12(a) and 5.12(b) above, a certificate of Borrower’s chief financial officer (or equivalent) certifying (i) whether there exists a Default or Event of Default on the date of such certificate, and if a Default or an Event of Default then exists, specifying the details thereof and the action that Borrower has taken or proposes to take with respect thereto, and (ii) compliance with the financial covenants set forth in Section 5.13.

    6.        Amendment to Section 5.13 of the Original Agreement. Section 5.13 of the Original Agreement is hereby amended to read in its entirety as follows:

    (a)        Maximum Senior Funded Debt to Consolidated EBITDA. Borrower shall maintain a ratio of Senior Funded Debt to Consolidated EBITDA of not more than 2.25 to 1.0, tested at the end of each of Borrower’s fiscal quarters; provided, however, that (i) Senior Funded Debt shall be measured as of the end of such fiscal quarter, and (ii) Consolidated EBITDA shall be measured for the rolling period of four fiscal quarters ending with such fiscal quarter.

(b) Minimum Tangible Net Worth. Borrower shall maintain a Tangible Net Worth of not less than $145,000,000, measured at the end of each of Borrower’s fiscal quarters.

    7.        Representations and Reaffirmations of Borrower.

    (a)        Representations and Warranties.

    (i)        Borrower represents and warrants that this Second Amendment, the First Amended Reaffirmation of Loan Documents, and each related Loan Document has been duly authorized by all necessary action on the part of Borrower and each of its Subsidiaries that is a party thereto, has been duly executed and delivered by each of them, as applicable, and constitutes a valid and binding agreement of Borrower and each Subsidiary enforceable against Borrower and its Subsidiaries, as applicable, in accordance with its terms.

    (ii)        Borrower hereby expressly reaffirms all of the representations and warranties of Borrower set forth in Article IV of the Original Agreement, except that for purposes of this Second Amendment all references to financial statements and SEC reports in Article IV of the Original Agreement shall be deemed updated to refer to the most recent corresponding financial statements and SEC reports of Borrower.

    (iii)        Borrower expressly represents and warrants that (A) as of the day immediately prior to the Second Amendment Date Borrower was in full compliance with all of its obligations under the Loan Documents, and (B) as of the Second Amendment Date, all conditions precedent to the effectiveness of this Second Amendment have been satisfied.

    (b)        Reaffirmation Agreement. As of the Second Amendment Date Borrower and all of its Subsidiaries, as a condition precedent to the effectiveness of this Second Amendment, have entered into the First Amended Reaffirmation of Loan Documents for the purpose of reaffirming their obligations under the Loan Documents as amended by this Second Amendment. Except as expressly amended hereby or as otherwise expressly stated in the First Amended Reaffirmation of Loan Documents, all provisions of the Loan Documents shall remain in full force and effect.

    8.        Opinion of Counsel. This Second Amendment shall not become effective until Bank shall have received an opinion of counsel to Borrower and the Domestic Subsidiaries reasonably satisfactory to Bank to the effect that that this Second Amendment, the First Amended Reaffirmation of Loan Documents, and each related Loan Document has been duly authorized by all necessary action on the part of Borrower and each of its Domestic Subsidiaries that is a party thereto, has been duly executed by each of them, as applicable, and constitutes a valid and binding agreement of Borrower and each Domestic Subsidiary enforceable against Borrower and its Domestic Subsidiaries, as applicable, in accordance with its terms.

    9.        Incorporation of Miscellaneous Provisions of the Original Agreement. The miscellaneous provisions set forth in Sections 8.02 through 8.21 of the Original Agreement (including, without limitation, the WAIVER OF JURY TRIAL set forth in Section 8.20 of the Original Agreement) are incorporated by reference into this Second Amendment, except that all references to “this Agreement” in Sections 8.02 through 8.21 of the Original Agreement shall be deemed amended, mutatis mutandis, to refer to “this Second Amendment.”

[Signature page follows.]

        IN WITNESS WHEREOF, the parties have caused this Second Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

WITNESSES:	“BORROWER”
FARO TECHNOLOGIES, INC., a Florida corporation
__________________________________________	By: /s/ Jay W. Freeland
Print Name:________________________________	Jay W. Freeland
President and Chief Executive Officer
__________________________________________	(CORPORATE SEAL)
Print Name:________________________________
Two witnesses as to Borrower
“BANK”
SUNTRUST BANK
__________________________________________	By: /s/ Andrew Lee
Print Name:________________________________	Andrew Lee
First Vice President
__________________________________________
Print Name:________________________________
Two witnesses as to Bank